Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Contacts at the Company:
(972) 830-1800
Michael J. Graham	Executive Vice President - Corporate Development & Chief Financial Officer

Aegis Communications Group Reports First Quarter 2003 Results

IRVING, TEXAS — May 14, 2003 — Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS), a leading provider of multi-channel customer relationship management (“CRM”) to Fortune 1000 and progressive companies, reported its results for the first quarter of 2003.

REVENUES

First quarter 2003 revenues from continuing operations remained constant at $40.4 million as compared to the same period last year, but were $7.1 million, or 21.3% better than 2002 fourth quarter revenues of  $33.3 million.  The increase in revenues versus the quarter ended December 31, 2002 was centered principally in new programs and expansion of work from three existing clients, each of which increased volumes quarter over quarter.

OPERATING LOSS

Operating loss for the first quarter of 2003 was $2.0 million as compared to operating losses of $2.5 million in the fourth quarter of 2002 and $1.0 million in the prior year first quarter.  The decline in operating loss over the quarterly comparative period of a year ago is primarily attributable to the increase in cost of services due to data and sales lead costs for an enhanced pay for performance project that began in January 2003.

“I am pleased to report our second consecutive quarter of double-digit revenue growth,” commented Herman Schwarz, President and Chief Executive Officer. “ Our improved revenues are reflective of client confidence and Aegis’ improved position in the market. Our clients are continuing to count on us to provide critical outsourcing needs and creative solutions for servicing their customers and growing their revenue base.  Our expanded pay for performance project with a key client, although temporarily depressing operating profits in its early phases, is an important step to future revenue and earnings growth of our company.”

NET LOSS

The Company incurred a net loss available to common shareholders of $4.9 million, or $0.09 per common share, for the quarter ended March 31, 2003.  During the prior year comparable quarter, the Company incurred a net loss available to common shareholders of approximately $47.3 million, or $0.91 per common share.

Revenue Mix.  Together, inbound CRM and non-voice & other revenues represented 79.1% of the Company’s revenues in the first quarter of 2003 versus 79.5% in the first quarter of 2002.  For the three months ended March 31, 2002 and 2003, the mix of revenues was as follows:

	Three months ended March 31,
	(Dollars in millions)
	2002	%	2003	%
Inbound CRM	$24.2	59.8%	$27.5	68.1%
Outbound CRM	8.3	20.5%	8.5	20.9%
Non-Voice & Other	7.9	19.7%	4.4	11.0%
Total revenues	$40.4	100.0%	$40.4	100.0%

Cost of Services.  For the quarter ended March 31, 2003, cost of services increased by approximately $2.4 million, or 8.9%, to $28.8 million versus the quarter ended March 31, 2002.  Cost of services as a percentage of revenues for the quarter ended March 31, 2003 increased to 71.2%, from 65.3% during the comparable prior year period.  The increase in cost of services is mainly due to data and sales lead costs for an enhanced pay for performance project that began in January 2003.

Selling, General and Administrative.  Selling, general and administrative expenses were reduced 10.9% to $10.5 million in the quarter ended March 31, 2003 versus $11.8 million the prior year first quarter.  As a percentage of revenue, selling, general and administrative expenses for the quarter ended March 31, 2003 were 26.1% as compared to 29.3% for the prior year period.  The reduction in selling, general and administrative expenses over the three months ended March 31, 2003 is primarily attributable to the Company’s on-going cost optimization efforts that centered around reducing labor and associated employee benefit costs, and reducing occupancy costs.

Depreciation and Amortization.  Depreciation and amortization expenses decreased $0.1 million, or 3.2% in the quarter ended March 31, 2003 as compared to the quarter ended March 31, 2002. As a percentage of revenue, depreciation and amortization expenses were 7.7% in the quarter ended March 31, 2003 versus 7.9% in the quarter ended March 31, 2002.

Income Tax Provision.    The Company has not provided an income tax benefit to the operating losses incurred during the quarter ended March 31, 2003, as such benefit would exceed the projected realizable deferred tax asset.

Loss from Discontinued Operations.  As reported previously, on April 12, 2002, the Company completed the sale of assets of Elrick & Lavidge, its marketing research division, to Taylor Nelson Sofres Operations, Inc., a wholly-owned subsidiary of United Kingdom based Taylor Nelson Sofres plc.    The Company recognized a gain on disposal of the segment of  $8.3 million, which was reported in its second quarter 2002 results.  Elrick & Lavidge’s revenues, reported in discontinued operations, for the three months ended March 31, 2002 were $4.9 million.

Change in Accounting Principle.  In connection with the adoption of SFAS 142, the Company completed the transitional goodwill impairment test during the quarter ended September 30, 2002.  A third party engaged by the Company performed the valuation.  As a result of the performance of the impairment test, the Company concluded that goodwill was impaired, and accordingly, recognized a goodwill impairment loss of $43.4 million.  The non-cash impairment charge was reported as a cumulative effect of an accounting change retroactive to January 1, 2002, in accordance with the provisions of SFAS 142.  The goodwill impaired was related to prior acquisitions for which the perceived incremental value at time of acquisition did not materialize.

Cash and liquidity.  Cash and cash equivalents at March 31, 2003 were $2.2 million as compared to $1.6 million at December 31, 2002.  Working capital at March 31, 2003 was $13.5 million as compared to $4.8 million at December 31, 2002.  The increase in working capital is primarily attributable to improved revenues for the first quarter of 2003 versus the fourth quarter of 2002, thus increasing the outstanding balance of accounts receivable at March 31, 2003. Availability under the Company’s revolving line of credit was $5.4 million at March 31, 2003.  Outstanding bank borrowings under the line of credit at March 31, 2003 were $15.4 million versus $5.9 million at December 31, 2002.

The Company’s revolving line of credit agreement, which was due to mature in June 2003 was amended on April 14, 2003.  The credit facility now expires on April 16, 2004.  Subordinated debt instruments held by certain shareholders, which were due to mature in 2003, were also amended on April 14, 2003, and now mature on April 17, 2004 or later.   Based on the trailing twelve-month covenants for the period ended March 31, 2003, the Company was in default of certain covenants under the revolving line of credit agreement. Such covenants, however, were waived under the new amended agreement.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The Company has historically reported Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  Because of the complex nature of the Company’s tax, equity, and debt structure, management has found this measure to be of significant internal reporting value in understanding Company financial performance.  EBITDA for the three months ended March 31, 2003 was $1.1 million as compared to EBITDA of $2.2 million in the prior year comparable period.  A reconciliation of EBITDA to net income is included in the schedules that follow.

Aegis Profile

Aegis Communications Group, Inc. provides multi-channel customer relationship management and marketing services, including customer acquisition and retention programs, database management, analytical services and market intelligence. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 5,000 people and utilizing over 5,100 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”.  Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements.  Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; the ability, means, and willingness of financial markets to finance our operations;and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time.  Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. The Company does not intend to update any of those forward-looking statements.

(financial statements follow)

Aegis Communications Group, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three months ended March 31,
	2002	%	2003	%
Revenues	$40,445	100.0%	$40,403	100.0%
Operating costs:
Cost of services	26,398	65.3%	28,751	71.2%
Selling, general and administrative expenses	11,834	29.3%	10,545	26.1%
Depreciation and amortization	3,196	7.9%	3,095	7.7%
Total operating expenses	41,428	102.5%	42,391	105.0%
Operating loss	(983)	-2.5%	(1,988)	-5.0%
Interest expense, net	348	0.9%	274	0.7%
Non-cash interest expense	367	0.9%	418	1.0%
Loss from continuing operations before income taxes	(1,698)	-4.3%	(2,680)	-6.7%
Income tax expense	—	—	—	—
Net loss from continuing operations	(1,698)	-4.3%	(2,680)	-6.7%

Discontinued operations:
Loss from operations of discontinued segment, net of taxes	(138)	-0.3%	—	—
Loss before cumulative effect of change in accounting principle	(1,836)	-4.6%	(2,680)	-6.7%
Cumulative effect of change in accounting for goodwill impairment, net of taxes	(43,448)	-107.4%	—	—
Net loss	$(45,284)	-112.0%	$(2,680)	-6.7%

Preferred stock dividends	1,998	4.9%	2,236	5.5%
Net loss available to common shareholders	$(47,282)	-116.9%	$(4,916)	-12.2%

Basic and diluted loss per common share:
Loss from continuing operations	$(0.07)		$(0.09)
Discontinued operations	(0.00)		—
Cumulative effect of change in accounting principle	(0.84)		—
Net loss applicable to common shareholders	$(0.91)		$(0.09)
Weighted average shares of common stock outstanding:
Basic	52,171		52,171
Diluted	52,171		52,171

Memo : EBITDA	2,198	5.4%	1,107	2.7%

Aegis Communications Group, Inc.
Reconciliation of Net Loss to EBITDA
(Dollars in thousands)

	Three months ended March 31,
	2002	2003
Net loss	$(45,284)	$(2,680)
Add back (subtract):
Non-cash interest expense from continuing operations	367	418
Interest expense, net from continuing operations	348	274
Cumulative effect of change in accounting principle	43,448	—
Depreciation from continuing operations	3,196	3,095
Depreciation from discontinued operations	123	—

EBITDA	$2,198	$1,107

Aegis Communications Group, Inc.
Selected Financial Data
(Dollars in thousands)

	December 31,	March 31,
	2002	2003

Assets
Cash and cash equivalents	$1,584	$2,174
Accounts receivable, net	20,871	29,080
Total current assets	23,834	32,391
Property and equipment, net	28,627	26,939
Total assets	52,678	59,614

Liabilities, Redeemable Convertible Preferred
Stock and Shareholders' Deficit
Current portions of long-term obligations	$1,333	$1,236
Accounts payable	3,375	4,050
Total current liabilities	19,028	18,920
Revolving line of credit	5,900	15,425
Long-term obligations, net of current portions	1,873	1,654
Subordinated debt	13,936	14,354
Total liabilities	40,737	50,353
Redeemable convertible preferred stock	57,491	58,976
Total shareholders' deficit	45,550	49,715